Exhibit 99.2

PRESS RELEASE

Control4 Expands Board of Directors

Appoints Maria Thomas to Bring Additional Strategic Marketing and Business Expertise to Control4’s Board of Directors

SALT LAKE CITY, UT. — February 8, 2018 — Control4 Corporation (NASDAQ: CTRL) today announced that Maria Thomas has joined its Board of Directors and will also serve on its Compensation Committee.

Ms. Thomas is an accomplished Internet executive and entrepreneur, with 20 years of experience building high growth consumer-focused digital businesses. Most recently, she was CMO at SmartThings where she helped lead the smart home technology company to a successful acquisition by Samsung in 2014. Previously, Ms. Thomas served as CEO of Etsy (NASDAQ: ETSY) where she led the company through an extraordinary phase of growth and internationalization. Maria also led NPR’s transition into a digital and multimedia enterprise and was an early product leader at Amazon.com.

“Maria brings deep digital operating and leadership experience to the Control4 Board, and she has a strong track record for driving brand-based experiences that consumers embrace,” said Martin Plaehn, chairman and chief executive officer of Control4. “We look forward to applying Maria’s vast experience and thinking to help shape our strategies, plans, and priorities as we continue to work to accelerate Control4’s growth.”

“The global smart home market potential is significant,” said Ms. Thomas. “Control4’s easy-to-use products, reliable platform, broad device ecosystem, and knowledgeable pro-installer network give the company a powerful base from which to grow, and I look forward to collaborating with Control4’s directors and management to continue building the business and delivering shareholder value.”

In addition to Control4 (NASDAQ CTRL), Ms. Thomas also currently serves on the boards of McClatchy (NYSE-American: MNI) and privately-held Spoonflower. Ms. Thomas is also an active angel investor and advisor in several early-stage startups. She graduated with honors from Boston University and received her MBA from Northwestern University’s Kellogg School of Management.

For more information on Control4 visit www.control4.com.

About Control4

Control4 [NASDAQ: CTRL] is a leading global provider of automation and networking systems for homes and businesses, offering personalized control of lighting, music, video, comfort, security, communications, and more into a unified smart home system that enhances the daily lives of its consumers. Control4 unlocks the potential of connected devices, making networks more robust, entertainment systems easier to use, homes more comfortable and energy efficient, and provides families more peace of mind. Today, every home and business needs automation horsepower and a high-performance network to manage the increasing number of connected devices. The Control4 platform interoperates with over 11,000 third-party consumer electronics products, ensuring an ever-expanding ecosystem of devices will work together. Control4 is now available in over 100 countries. Leveraging a professional distribution channel that includes over 5,500 custom integrators, retailers, and distributors authorized to sell the full-line of Control4 products, Pakedge branded networking solutions and Triad Speakers, Control4 is delivering intelligent solutions for consumers, major consumer electronics companies, hotels, and businesses around the world.

Control4 Press Contact

Kimberly Lancaster, Caster Communications

O: 401-792-7080

control4@castercomm.com

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Copyright ©2018, Control4 Corporation. All rights reserved. Control4, Pakedge, Triad and, the Control4 logo are registered trademarks or trademarks of Control4 Corporation in the United States and/or other countries. All other names and brands may be claimed as the property of their respective owners. All specifications subject to change without notice.

Source: Control4